Exhibit 99.1

Financial Contact:     Mimi Vaughn (615) 367-7386
Media Contact:    Claire S. McCall (615) 367-8283

GENESCO ANNOUNCES LIDS SPORTS GROUP
LEADERSHIP TRANSITION

NASHVILLE, Tenn., Feb. 2, 2016 -- Genesco Inc. (NYSE: GCO) announced today that Kenneth J. Kocher has resigned as President of the Company's Lids Sports Group and as a Senior Vice President of Genesco.  Kocher is expected to remain employed by the Company in a consulting capacity for up to six months. The Company has begun a search for Kocher's successor.  In the interim, Genesco Chairman, President and Chief Executive Officer Robert J. Dennis will act as the Group’s president.

Dennis said, "I look forward to working closely with the senior leadership team at the Lids Sports Group during this transitional period.  Ken Kocher has led this business through an exciting and dynamic phase of its development, and we thank him for his contributions and wish him the best in his future endeavors.  I am confident that the renewed focus and discipline that we have brought to the business over the past year have laid the groundwork for us to realize the tremendous potential of the retail and omnichannel concepts within the Group, starting with the new fiscal year we begin this week.  We are launching a comprehensive, nationwide search, in addition to evaluating qualified internal candidates, to identify the right person to lead the highly talented Lids Sports team as they build on that foundation and work to realize that potential."

Cautionary Note Regarding Forward Looking Statements

This release contains forward-looking statements, including those concerning the outlook for and potential in the Lids Sports Group and all other statements not reflecting purely historical facts and present conditions. Actual results may differ materially from the expectations reflected in the forward-looking statements. Factors that could result in differences from expectations include but are not limited to failure by the Company to execute strategic and operational plans or to realize expected effects of initiatives; business disruptions related to the management transition or to other factors;, economic conditions, fashion trends, and other conditions affecting consumer demand; and other relevant factors discussed in the Company's periodic reports and other disclosures filed with or furnished to the Securities and Exchange Commission.

About Genesco Inc.

Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear, sports apparel and accessories in more than 2,800 retail stores and leased departments throughout the U.S., Canada, the United Kingdom, the Republic of Ireland and Germany, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Schuh, Schuh Kids, Little Burgundy, Lids, Locker Room by Lids, Lids Clubhouse, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.schuh.co.uk, www.littleburgundyshoes.com, www.johnstonmurphy.com, www.lids.com, www.lids.ca, www.lidslockerroom.com, www.lidsclubhouse.com, www.trask.com, www.suregripfootwear.com and www.dockersshoes.com. The Company's Lids Sports Group division operates the Lids headwear stores, the Locker Room by Lids and other team sports fan shops and single team clubhouse stores. In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the Trask brand, the licensed Dockers brand, G.H. Bass, SureGrip, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.